Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

THE OLD EVANGELINE DOWNS, L.L.C.

(formerly The Old Evangeline Downs, L.C.)

Pursuant to La. R.S. 12:1309, OED Acquisition, LLC, the sole member of The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (the “Company”), does hereby executed these Amended and Restated Articles of Organization of the Company (these “Amended Articles”) and does hereby certify as follows:

FIRST: The Company was created by those certain Articles of Organization executed, acknowledged and filed with the Secretary of State of Louisiana on October 27, 1994.

SECOND: The Articles of Organization of the Company were amended and restated by those certain Amended and Restated Articles of Organization executed, acknowledged and filed with the Secretary of State of Louisiana on August 30,2002 (the “2002 Amended and Restated Articles of Organization”).

THIRD: The sole member of the Company, acting by written consent, authorized the 2002 Amended and Restated Articles of Organization to be amended and restated in their entirety.

FOURTH: The 2002 Amended and Restated Articles of Organization are hereby amended and restated in their entirety to read as follows:

ARTICLE I

Name

The name of this limited liability company (hereinafter, the “Company”) shall be:

The Old Evangeline Downs, L.L.C.

ARTICLE II

Purpose

The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed under Chapter 22 of Title 12 of the Louisiana Revised Statutes, as amended from time to time (the “Act”).

ARTICLE III

Limitation on Liability

No member of the Company shall be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or for monetary damages for breach of any duty provided for in Section 1314 of the Act.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Organization on February 19, 2003.

THE OLD EVANGELINE DOWNS, L.L.C.
/s/ Natalie A. Schramm
Name:	Natalie A. Schramm
Title:	Chief Financial Officer

ACKNOWLEDGMENT

STATE OF NEW YORK      )

          ) SS

COUNTY OF NEW YORK  )

BEFORE ME, the undersigned authority, personally came and appeared, Natalie Schramm, Chief Financial Officer of OED Acquisition, LCC, the sole member of The Old Evangeline Downs, L.L.C., and the person who executed the foregoing instrument in such capacity, and who, having been duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses, that she was authorized to and did execute the foregoing instrument in her capacity as Chief Financial Officer of OED Acquisition, LLC, the sole member of The Old Evangeline Downs, L.L.C., as her and its free act and deed.

IN WITNESS WHEREOF, the appearers, witnesses and I have hereunto affixed our hands on this 19th day of February 2003.

WITNESSES:

Natalie Schramm

NOTARY PUBLIC